EXHIBIT 2.2
AMC ENTERTAINMENT INC.
106 W. 14th Street, Suite 2000
Kansas City, Missouri 64105

January 28, 2002
GC Companies, Inc.
1300 Boylston Street
Chestnut Hill, Massachusetts 02467

Attn:	G. Gail Edwards
President and Chief Operating Officer

Dear Ms. Edwards:

This letter of amendment ("Amendment") amends and modifies that certain Interim Operating Agreement dated December 6, 2001 (the "IOA") between AMC Entertainment Inc., a Delaware corporation ("AMCE"), and GC Companies, Inc., a Delaware corporation ("GCX"). Capitalized terms used and not defined have the meaning ascribed thereto in the IOA.
The IOA shall be amended and modified as follows:
1. If GCX reasonably believes that complying with any of the provisions of the IOA would result or would potentially result in a breach of its fiduciary duties as debtor-in-possession, GCX may apply to the Bankruptcy Court to seek a determination as to whether such compliance would constitute such a breach. During the interim period before the Bankruptcy Court makes such determination, GCX shall still comply with such provision so that it maintains the status quo. In the event that the Bankruptcy
Court determines that complying with the provision in that instance would constitute a breach of GCX's fiduciary duties, then GCX may decline to comply with such provision as to that instance. However, if GCX does so decline, AMCE shall have the right to terminate the IOA and any other agreement that may be terminated upon termination of the IOA, including without limitation that certain Letter of Intent amended and restated as of this date between AMCE and GCX and that certain Stock Purchase Agreement dated as of January 15, 2002 among GCX, AMCE, American Multi-Cinema, Inc. and Centertainment Development, Inc.

2. The last sentence of IOA Section 3(b) shall be deleted in its entirety.

[Remainder of page intentionally blank]



Except as modified by this Amendment, the IOA remains unchanged and in full force and effect.

						Very truly yours,

						AMC Entertainment Inc.


						By: 	/s/ Craig R. Ramsey
							Craig R. Ramsey
	Senior Vice President -
Finance, Chief Financial
Officer and Chief Accounting
Officer

ACKNOWLEDGED AND AGREED TO:

GC Companies, Inc.


By: 	/s/ G. Gail Edwards
	G. Gail Edwards
	President and Chief Operating Officer
Execution Copy
1009241v3 (conformed copy of v3)
SIGNATURE PAGE TO AMENDMENT